Exhibit 4

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the securities of Drugs Made In America Acquisition Corp., a Cayman Islands exempt company, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this agreement as of March 3, 2025.

Drugs Made In America Acquisition LLC

By:	/s/ Lynn Stockwell
Name:	Lynn Stockwell
Title:	Managing Member

/s/ Lynn Stockwell
Lynn Stockwell